Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 12, 2023, with respect to the statement of assets and liabilities of VanEck Merk Gold Trust (the “Trust”), including the schedule of investment, as of January 31, 2023, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended and the effectiveness of internal control over financial reporting as of January 31, 2023, incorporated herein by reference.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
April 12, 2023